AMENDED APPENDIX B – LIST OF APPLICABLE FUND(S)

Neiman Large Cap Value Fund

Advisors Capital Total Return – Equity Fund

Advisors Capital Small/Mid Cap Fund

Advisors Capital Tactical Fixed Income Fund

Advisors Capital Active All Cap Fund
Advisors Capital Growth Fund
Advisors Capital International Fund

Advisors Capital International ETF Fund

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